FORM OF

ASSIGNMENT AND NOVATION AGREEMENT

THIS ASSIGNMENT AND NOVATION AGREEMENT is entered into as of                      by and among Delaware Life Insurance Company of New York, a New York domiciled life insurance company (“Insurer”), Clarendon Insurance Agency, Inc., a Massachusetts corporation (“Current Underwriter”), 1851 Securities, Inc., a Delaware corporation (“New Underwriter”), and [NAME OF SELLING FIRM], a                      corporation (“Selling Firm”).

WHEREAS, Current Underwriter is party to a certain [NAME OF AGREEMENT] (the “Sales Agreement”) with Insurer and Selling Firm, dated as of [INSERT], a copy of which is attached as Exhibit A hereto, pertaining to the sales and distribution of certain variable life insurance and annuity contracts issued by Insurer;

WHEREAS, new sales of the variable life insurance and annuity contracts issued by the Insurer have ceased but owners of outstanding contracts may continue to make additional purchase or premium payments;

WHEREAS, Current Underwriter wishes to assign all of its rights and obligations under the Sales Agreement to New Underwriter with respect to the distribution of variable life insurance and annuity contracts issued by Insurer, and New Underwriter wishes to accept such assignment as of                      (the “Effective Date”);

WHEREAS, Insurer and Selling Firm have no objection to such assignment of rights and obligations;

WHEREAS, in lieu of a signature below, the Selling Firm is deemed to have agreed and accepted this Assignment and Novation Agreement by accepting commission payments or any other services contemplated by the Sales Agreement;

WHEREAS, Insurance Company plans to merge with and into Nassau Life Insurance Company (“NNY”), with NNY as the surviving company; and

WHEREAS, it is intended that this Assignment and Novation Agreement survive such merger and remain in place after such merger.

NOW THEREFORE, in consideration of the above, the parties hereto agree as follows:

1.

As of the Effective Date, Current Underwriter hereby assigns all of its rights, interests, benefits, title, and obligations in, to and under the Sales Agreement to New Underwriter, its successors and permitted assigns, with respect to the sales and distribution of certain variable life insurance and annuity contracts issued by Insurer, and New Underwriter hereby accepts such assignment. New Underwriter shall pay, perform, discharge and be bound by all the terms, covenants, conditions and obligations in, of and under, the Sales Agreement as to transactions effected and activities engaged in on or after the Effective Date.

2.

The parties understand and acknowledge that each releases Current Underwriter from all of its obligations and liabilities under the Sales Agreement as of the Effective Date and that such release constitutes a novation of the Sales Agreement.

3.	As of the Effective Date, all notices to New Underwriter shall be sent to New Underwriter at the following address:

1851 Securities, Inc.

One American Row

Hartford, CT 06102

Attention: President

IN WITNESS WHEREOF, the parties have duly executed and delivered this Novation and Assignment Agreement as of the date first above written.

CLARENDON INSURANCE AGENCY, INC.	1851 SECURITIES, INC.

By:	By:
Name:	Name:
Title:	Title:

CONSENT TO ASSIGNMENT AND NOVATION

Insurer consents to the foregoing Assignment and Novation Agreement and hereby releases Current Underwriter from all of its obligations and liabilities under the Sales Agreement as of the Effective Date with respect to the sales and distribution of certain variable life insurance and annuity contracts issued by Insurer and acknowledges further that this release constitutes a novation of the Sales Agreement as to the Current Underwriter with respect to the sales and distribution of certain variable life insurance and annuity contracts issued by Insurer.

As noted above, in lieu of a signature below, the Selling Firm is deemed to have consented to this Assignment and Novation Agreement by accepting commission payments or any other services contemplated by the Sales Agreement.

DELAWARE LIFE INSURANCE COMPANY OF NEW YORK

By:

Name:

Title:

2

EXHIBIT A

[Attach copy of Sales Agreement]

3